SIX CIRCLES MULTI-STRATEGY SUB-FUND I LTD.

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, effective as of          , 2024, between Six Circles Multi-Strategy Sub-Fund I Ltd., a Cayman Islands exempted company (the “Company”) and J.P. Morgan Private Investments Inc., a Delaware corporation (the “Adviser”).

WHEREAS, the Company is a wholly-owned subsidiary of Six Circles Multi-Strategy Fund (the “Fund”), a series of Six Circles Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”);

WHEREAS, the Trust is an open-end management investment company registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the purpose of the Company is to facilitate the implementation of the Fund’s investment strategies, in particular with respect to investments in commodities and commodities-related securities;;

WHEREAS, the Adviser serves as the investment adviser to the Fund pursuant to an investment advisory agreement between the Adviser and the Trust, on behalf of the Fund (the “Fund Advisory Agreement”); and

WHEREAS, the Company desires to retain the Adviser to render investment advisory services to the Company as agreed to from time to time between the Company and the Adviser, and the Adviser is willing to render such services;

NOW, THEREFORE, that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

W I T N E S S E T H:

1. The Company hereby appoints the Adviser to act as investment adviser to the Company for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Subject to the general supervision of the Directors of the Company, the Adviser shall manage the investment operations of the Company and the composition of the Company’s holdings of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Company’s Memorandum and Articles of Association (such Memorandum and Articles of Association, as presently in effect and as amended from time to time, is herein called the “Memorandum and Articles”) and the Fund’s investment objectives and policies as stated in the Trust’s registration statement on Form N-1A, as such may be amended from time to time (the “Registration Statement”), with respect to the Fund, under the 1940 Act, and subject to the following understandings:

(a) the Adviser shall furnish a continuous investment program for the Company (as a part of, and subject to, the Adviser’s overall management of the Fund) and determine from time to time what investments or securities will be purchased, retained, sold or lent by the Company, and what portion of the assets will be invested or held uninvested as cash;

(b) the Adviser shall use the same skill and care in the management of the Company’s investments as it uses in the administration of other accounts for which it has investment responsibility as agent;

(c) the Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Memorandum and Articles, the Trust’s Declaration of Trust (such Declaration of Trust, as presently in effect and as amended from time to time, is herein called the “Declaration of Trust”), the Trust’s By-Laws (such By-Laws, as presently in effect and as amended from time to time, are herein called the “By-Laws”) and the Registration Statement and with the instructions and directions of the Directors of the Company and will conform to and comply with the requirements of the 1940 Act and all other applicable Cayman Islands and U.S. federal and state laws and regulations;

(d) the Adviser shall determine the securities to be purchased, sold or lent by the Company and as agent for the Company will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and/or dealers the Adviser intends to seek best price and execution for purchases and sales; the Adviser shall also determine whether the Company shall enter into repurchase or reverse repurchase agreements;

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Company as well as other customers of the Adviser, including series of the Trust, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain best execution, including lower brokerage commissions, if applicable. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Company;

(e) the Adviser shall maintain books and records with respect to the Company’s securities transactions and shall render to the Company’s Directors such periodic and special reports as the Directors may reasonably request;

(f) it is understood and agreed that the Adviser may from time to time employ or associate with such other entities or persons as the Adviser believes appropriate to assist in the performance of this Agreement (each a “Subadviser”), and that any such Subadviser shall have all of the rights and powers of the Adviser set forth in this Agreement; provided, that the Company shall not pay any compensation for the services provided by any Subadviser, and the Adviser shall be as fully responsible to the Company for the acts and omissions of the Subadviser as it is for its own acts and omissions, unless otherwise agreed by the parties; and provided further, that the retention of any Subadviser shall be subject to the approval of the Board of Directors of the Company and such other approvals as may be required by applicable law. The Adviser will review, monitor and report to the Company’s Board of Directors regarding the performance and investment procedures of any Subadviser. In the event that the services of any Subadviser are terminated, the Adviser may provide investment advisory services pursuant to this Agreement to the Company without a Subadviser and without further shareholder approval to the extent consistent with applicable law. A Subadviser may be an affiliate of the Adviser; and

(g) the investment management services of the Adviser to the Company under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

3. The Company has delivered copies of each of the following documents to the Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:

a) The Memorandum and Articles; and

b) Resolutions of the Directors of the Company authorizing the appointment of the Adviser and approving the form of this Agreement.

4. The Adviser shall keep the Company’s books and records required to be maintained by it pursuant to paragraph 2(e). The Adviser agrees that all records which it maintains for the Company are the property of the Company and it will promptly surrender any of such records to the Company upon the Company’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Adviser with respect to the Company by Rule 31a-1 of the Commission under the 1940 Act.

5. The Adviser and/or its affiliates (“JPMC”) perform investment services, including rendering investment advice, to varied clients. The Adviser, JPMC and its or their directors, officers, agents, and/or employees may render similar or differing investment advisory services to clients and may give advice or exercise investment responsibility and take such other action with respect to any of its other clients that differs from the advice given or the timing or nature of action taken with respect to another client or group of clients, provided that such activities will not adversely affect or otherwise impair the performance by the Adviser of its duties and obligations under this Agreement and such activities are not otherwise prohibited by applicable law. It is the Adviser’s policy, to the extent practicable, to allocate, within its reasonable discretion, investment opportunities among clients over a period of time on a fair and equitable basis. One or more of the Adviser’s other client accounts may at any time hold, acquire, increase, decrease, dispose, or otherwise deal with positions in investments in which another client account may have an interest from time-to-time.

The Adviser, JPMC, and any of its or their directors, partners, officers, agents or employees, may also buy, sell, or trade securities for their own accounts or the proprietary accounts of the Adviser and/or JPMC. The Adviser and/or JPMC, within their discretion, may make different investment decisions and other actions with respect to their own proprietary accounts than those made for client accounts, including the timing or nature of such investment decisions or actions. Further, the Adviser is not required to purchase or sell for any client account securities that it, JPMC, and any of its or their employees, principals, or agents may purchase or sell for their own accounts or the proprietary accounts of the Adviser, or JPMC or its clients.

6. During the term of this Agreement the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, other than the cost of securities and investments purchased for the Company (including taxes and brokerage commissions, if any).

7. The Adviser shall receive no additional compensation from the Company for the services rendered pursuant to this Agreement.

8. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9. This Agreement will become effective as of the date first written above and, unless sooner terminated as provided herein, shall continue in effect for a period of two (2) years. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of twelve months, only so long as such continuance is specifically approved at least annually by the Directors of the Company and the continuance of the Fund Advisory Agreement is specifically approved at least annually in conformity with the requirements of the 1940 Act. This Agreement may be terminated at any time, without the payment of any penalty, on 60 days’ written notice to the Adviser, by a vote of a majority of all the Directors of the Company to terminate the Agreement, a vote of a majority of all the Trustees of the Trust to terminate the Fund Advisory Agreement or this Agreement or a vote of a majority of the outstanding voting securities of the Fund to terminate the Fund Advisory Agreement or this Agreement, or by the Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Company. This Agreement will automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act).

10. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Directors of the Company from time to time, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

11. This Agreement may be amended by mutual consent, provided that, if required by applicable law, the consent of the Company is approved in accordance with the requirements of the 1940 Act.

12. Notices of any kind to be given to the Adviser by the Company shall be in writing and shall be duly given if mailed or delivered to the Adviser at 383 Madison Avenue, New York, New York 10017, Attention: J.P. Morgan Private Investments Inc., or at such other address or to such other individual as shall be specified by the Adviser to the Company. Notices of any kind to be given to the Company by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Company at 383 Madison Avenue, New York, New York 10017, Attention: Six Circles Multi-Strategy Sub-Fund I Ltd., or at such other address or to such other individual as shall be specified by the Company to the Adviser.

13. The Directors of the Company have authorized the execution of this Agreement in their capacity as Directors and not individually, and the Adviser agrees that neither the Directors nor any officer, employee or investor of the Company nor any representative or agent of the Company shall be personally liable upon, or shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Company, that such Directors, officers, employees, investors, representatives and agents shall not be personally liable hereunder, and that it shall look solely to the Company property for the satisfaction of any claim hereunder.

14. There are no third party beneficiaries to this Agreement.

15. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories to be effective as of the date and year first above written.

SIX CIRCLES MULTI-STRATEGY SUB-FUND I LTD.

By:
Name:	Mary Savino
Title:	Director

J.P. MORGAN PRIVATE INVESTMENTS INC.

By:
Name:	Glenn Hill
Title:	President